Exhibit 3.1

D PC	The Commonwealth of Massachusetts
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED	Articles of Amendment	FORM MUST BE TYPED

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1)	Exact name of corporation: Courier Corporation

(2)	Registered office address: 15 Wellman Ave., No. Chelmsford, MA 01863

(number, street, city or town, state, zip code)

(3)	These articles of amendment affect article(s): II, III, IV, V, VI

(specify the number(s) of article(s) being amended (I-VI))

(4)	Date adopted: June 8, 2015

(month, day, year)

(5)	Approved by:

(check appropriate box)

☐	the incorporators.

☐	the board of directors without shareholder approval and shareholder approval was not required.

☒	the board of directors and the shareholders in the manner required by law and the articles of organization.

(6)	State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

SEE ATTACHED.

P.C.

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		preferred	1,000,000	$1.00
		common	18,000,000	$1.00

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		common	1,000	$0.01

(7)	The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified:

*G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

Signed by: /s/ Dave Gardella                                                                                                                                               ,

(signature of authorized individual)

☐	Chairman of the board of directors,

☒	President,

☐	Other officer,

☐	Court-appointed fiduciary,

on this 8th day of June, 2015.

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Attachment Sheet

ARTICLE II of the Articles of Organization of Courier Corporation is hereby amended to read in its entirety:

“The corporation shall have the purpose of engaging in any lawful business pursuant to the provisions of the Business Corporation Act as set forth in Chapter 156D of the General Laws of the State of Massachusetts (the “MBCA”), as amended from time to time.”

ARTICLE III of the Articles of Organization of Courier Corporation is hereby amended to read in its entirety:

“The corporation shall have 1,000 authorized common shares with par value $0.01 per share.”

ARTICLE IV of the Articles of Organization of Courier Corporation is hereby amended to read in its entirety:

“The common stock of the corporation, par value $0.01 per share, shall be the sole class of stock of the corporation with all of the rights granted by Section 6.01 of the MBCA.”

ARTICLE V of the Articles of Organization of Courier Corporation is hereby amended to read in its entirety:

“There are no limitations imposed upon the transfer of shares of any class or series of stock.”

(continued on next page)

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Attachment Sheet

ARTICLE VI of the Articles of Organization of Courier Corporation is hereby amended to read in its entirety:

“FIRST: The following provisions are inserted for the management of the business and the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and shareholders:

(1) The business and affairs of the corporation shall be managed by or under the direction of the board of directors (the “Board”).

(2) The Board, without the prior consent of the shareholders, shall have concurrent power with the shareholders to adopt, alter, amend, change, add to or repeal the by-laws of the corporation (the “By-Laws”).

(3) The number of directors of the corporation shall be fixed from time to time in the manner provided in the By-Laws. Election of directors need not be by written ballot unless the By-Laws so provide.

(4) To the fullest extent permitted by the MBCA, as amended from time to time, no director shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions under Section 6.40 of the MBCA, or (iv) for any transaction from which the director derived an improper personal benefit. The corporation shall indemnify all directors, officers and employees of the corporation, and shall advance expenses reasonably incurred by such directors, officers and employees, in defending any civil, criminal, administrative or investigative action, suit or proceeding, in accordance with and to the fullest extent permitted by the MBCA, as amended from time to time. Any repeal or modification of this Article FIRST, subsection (4) shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon it, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject to the provisions of the MBCA, these articles of organization (the “Articles”), and the By-Laws; provided, however, that no By-Laws or amendments thereto hereafter adopted shall invalidate any prior act of the Board which would have been valid if such By-Laws or amendments thereto had not been adopted.

SECOND: Meetings of shareholders may be held within or without the State of Massachusetts, as the By-Laws may provide. The books of the corporation may be kept (subject to any provision contained in the MBCA) outside the State of Massachusetts at such place or places as may be designated from time to time by the Board or in the By-Laws of the corporation.

THIRD: The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.”